Exhibit 99.1

600 Travis Street Suite 5200 Houston, Texas 77002 Contact: Roland O. Burns Chief Financial Officer (972) 668-8811 Web site: www.boisdarcenergy.com

NEWS RELEASE

For Immediate Release

BOIS d'ARC ENERGY, INC. REPORTS
FIRST QUARTER 2007 FINANCIAL AND OPERATING RESULTS

HOUSTON, TEXAS, MAY 7, 2007— Bois d'Arc Energy, Inc. ("Bois d'Arc" or the "Company") (NYSE: BDE) today reported financial and operating results for the quarter ended March 31, 2007.

First Quarter 2007 Financial Results

Bois d'Arc reported net income of $11.9 million, or 18¢ per diluted share, for the three months ended March 31, 2007 as compared to 2006's first quarter net income of $16.8 million, or 26¢ per diluted share. Bois d'Arc's first quarter 2007 results were influenced by strong production growth in the quarter which was partially offset by lower oil and natural gas prices. Bois d'Arc's production in the first quarter of 2007 increased to 9.9 billion cubic feet equivalent of natural gas ("Bcfe"), up 42% as compared to production of 7.0 Bcfe in the first quarter of 2006. The average daily production rate of 110 million cubic feet per day in the first quarter of 2007 set a new corporate high record. The Company's realized natural gas price averaged $7.10 per Mcf in 2007's first quarter which was 15% lower than the $8.39 per Mcf realized in 2006's first quarter. Realized oil prices in the first quarter of 2007 averaged $58.33 per barrel which was 4% lower than the average oil price of $60.95 per barrel for 2006. The impact of the higher production level and the lower oil and natural gas prices was a 23% increase in Bois d'Arc's first quarter oil and gas sales to $76.2 million as compared to 2006's first quarter sales of $61.8 million. The higher revenues also drove cash flow higher in the quarter. Operating cash flow (before changes in working capital accounts) of $55.0 million in the first quarter was 24% higher than 2006's first quarter cash flow of $44.3 million. EBITDAX, or earnings before interest, taxes, depreciation, depletion, amortization, exploration expense and other noncash expenses was $61.6 million, a 29% increase over 2006's first quarter EBITDAX of $47.7 million.

2007 Year to Date Drilling Results
Bois d'Arc also announced today the results to date of its 2007 exploration program. Bois d'Arc has drilled three exploratory wells, 1.8 net to Bois d'Arc's interest and one development well (0.8 net). Bois d'Arc's OCS-G 22738 #3 well at South Timbalier block 75 is its second well to test the "Doc Holliday" prospect. To date this well has been drilled to a depth of 16,236 feet and has encountered pay in several new reservoirs. Bois d'Arc has set protective casing and is deepening this well to test additional prospective targets. Bois d'Arc's OCS-G 22648 #2 well drilled at South Marsh Island block 220 and a well drilled at Vermillion block 50 were unsuccessful. Bois d'Arc also participated in another operator's deepwater exploratory prospect which was not successful.

In addition to the deepening of the second "Doc Holliday" well, Bois d'Arc is currently drilling an exploratory well to test its "Dogbone" prospect at South Pelto block 7 and is participating in a second, non-operated deepwater test.

Bois d'Arc also reported good results from its waterflood recovery project in the Ship Shoal 113 Unit. During the first quarter, Bois d'Arc has been producing oil from the M-8 sand at a rate of approximately 500 barrels per day after injecting water in the reservoir for the last thirty months. A second injection well was recently drilled and completed and a second well is currently being recompleted as a producer in the M-8 waterflood sand.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Bois d'Arc Energy is a growing independent exploration company engaged in the discovery and production of oil and natural gas in the Gulf of Mexico. The Company's stock is traded on the New York Stock Exchange under the symbol "BDE".

BOIS d'ARC ENERGY, INC.
CONSOLIDATED OPERATING RESULTS
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2007	2006
Oil and gas sales	$76,182	$61,833
Operating expenses:
Oil and gas operating	13,028	12,440
Exploration	10,735	4,531
Depreciation, depletion and amortization	28,515	14,393
General and administrative, net	3,452	3,241

Total operating expenses	55,730	34,605

Income from operations	20,452	27,228

Other income (expenses):
Interest income	105	69
Other income	92	—
Interest expense	(2,164)	(1,077)

Total other expenses	(1,967)	(1,008)

Income before income taxes	18,485	26,220
Provision for income taxes	(6,612)	(9,439)

Net income	$11,873	$16,781

Net income per share:
Basic	$0.18	$0.27
Diluted	$0.18	$0.26

Weighted average common and common stock equivalent shares outstanding:
Basic	65,128	62,429
Diluted	66,819	64,429

BOIS d'ARC ENERGY, INC.
CONSOLIDATED OPERATING RESULTS
(In thousands)

	Three Months Ended March 31,
	2007	2006
Cash flow from operations:
Net cash provided by operating activities	$31,457	$32,751
Increase (decrease) in accounts receivable	411	(4,297)
Increase (decrease) in other current assets	2,154	(1,853)
Decrease in accounts payable and accrued expenses	21,024	17,673
Cash flow from operations	$55,046	$44,274

EBITDAX:
Net income	$11,873	$16,781
Interest expense	2,164	1,077
Income tax expense	6,612	9,439
Depreciation, depletion and amortization	28,515	14,393
Stock-based compensation	1,658	1,463
Exploration expense	10,735	4,531
EBITDAX	$61,557	$47,684

	As of March 31,
	2007	2006
Balance Sheet Data:
Cash and cash equivalents	$11,442	$7,593
Other current assets	46,622	31,979
Property and equipment, net	855,329	691,436
Other	870	720
Total assets	$914,263	$731,728

Current liabilities	$58,024	$50,992
Long-term debt	120,000	76,000
Deferred income taxes	157,029	131,508
Reserve for future abandonment costs	49,069	35,778
Stockholders' equity	530,141	437,450
Total liabilities and stockholders' equity	$914,263	$731,728

BOIS d'ARC ENERGY, INC.
CONSOLIDATED OPERATING RESULTS
(In thousands, except per unit amounts)

	Three Months Ended March 31,
	2007	2006

Oil production (thousand barrels)	368	317
Gas production (million cubic feet - Mmcf)	7,701	5,065
Total production (Mmcfe)	9,909	6,968

Oil sales	$21,468	$19,337
Gas sales	54,714	42,496
Total oil and gas sales	$76,182	$61,833

Average oil price (per barrel)	$58.33	$60.95
Average gas price (per thousand cubic feet - Mcf)	$7.10	$8.39
Average price (per Mcf equivalent)	$7.69	$8.87
Lifting cost	$13,028	$12,440
Lifting cost (per Mcf equivalent)	$1.31	$1.79

Oil and gas capital expenditures:
Leasehold costs	$763	$978
Exploration drilling	30,037	26,312
Development drilling	8,291	11,823
Other development costs	23,662	7,344
Total	$62,753	$46,457